Exhibit 10.27

AMENDMENT NO. 1

TO

SEVERANCE AND CHANGE OF CONTROL AGREEMENT

This Amendment No. 1 to Severance and Change of Control Agreement (“Amendment No. 1”) between Cal Dive International, Inc., a Delaware corporation (the “Company”), and Lisa M. Buchanan (the “Executive”) is dated as of January 1, 2009 (the “Effective Date”).

WITNESSETH

WHEREAS, the Company and the Executive entered into a Severance and Change of Control Agreement dated as of January 1, 2008 (the “Agreement”);

WHEREAS, pursuant to Section 5.2 of the Agreement the Executive agreed to execute any amendment or modification of Appendix B that is necessary to properly reflect the jurisdictions that should be listed on Appendix B;

WHEREAS, the Executive has been and will continue to be an Executive of the Company and as a result has had, and will continue to gain, access to and knowledge of certain trade secrets and other confidential information regarding the Company, including without limitation, the assets, manner of doing business, processes, techniques, and other proprietary information which constitutes a valuable asset of the Company;

WHEREAS, the payments and benefits provided through the Agreement are intended to qualify for an exclusion from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”) and the final Section 409A regulations require that a termination for “Good Reason” occur within a specified period following the event that constitutes “Good Reason”; and

WHEREAS, the Executive and the Company mutually desire to amend the Agreement to:  (i) update Appendix B thereto, (ii) expand on the definition of “Business” and add a definition of “Prohibited Territories” therein, and (iii) revise Sections 1.10, 5.1, 5.2 and 5.4 thereof, all as set forth in this Amendment;

NOW, THEREFORE, in consideration of the mutual undertakings of this Amendment and the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.

Section 1.2 of the Agreement shall be, and is hereby, amended to read in its entirety as follows:

Section 1.2

Business.  “Business” shall mean the subsea marine construction business of the Company, including manned diving, pipelay and pipe burial services, platform installation and salvage services.

2.

Sections 1.12 through 1.16 of the Agreement shall be re-numbered as Sections 1.13 through 1.17 and a new Section 1.12 shall be added to the Agreement to read in its entirety as follows:

Section 1.12

Prohibited Territories.  “Prohibited Territories” shall mean those jurisdictions listed on Appendix B attached hereto, as it may be amended or modified from time to time in accordance with the provisions of Section 5.2 hereof.

3.

Section 1.10 of the Agreement shall be, and is hereby, amended to read in its entirety as follows:

Section 1.10

Good Reason.  “Good Reason” shall mean any of the following events or conditions, provided that, (a) the Executive shall have provided written notice to the Company within 90 days of the initial existence of the condition described in this Section 1.10, (b) such event or condition continues uncured for a period of 30 days after written notice thereof is given by the Executive to the Company and (c) the Date of Termination is no later than 180 days following the date of the initial existence of the condition described in this Section 1.10 that constitutes Good Reason; and provided further that, once there are more than three events that constitute Good Reason within any consecutive 12-month period, the need for the Executive to give notice is eliminated and the Company shall have no opportunity to cure:

(i)

A material reduction by the Company of the Executive's base salary that is then in effect, without his prior consent;

(ii)

A material diminution in the Executive's duties and status as an executive officer of the Company;

(iii)

A failure in any material respect by the Company to perform any of its obligations to the Executive under this Agreement; or

(iv)

The relocation by the Company of the Executive’s principal place of employment by the Company to a location that is more than 75 miles from the location of the Executive’s principal place of employment by the Company as of the Agreement Date; provided that the Company shall not be deemed to have relocated the Executive’s principal place of employment if the Company requires the Executive to perform his normal duties outside of the above location for less than an aggregate of 120 days during any consecutive period of 365 days, as long as no more than 30 days of any such 120 days are consecutive.

4.

Section 5.1 of the Agreement shall be, and is hereby amended to read in its entirety as follows:

Section 5.1

Nondisclosure of Confidential Information.  Executive acknowledges and agrees that in the course of his employment, he has been in a position to have access to and develop Confidential Information.  The Company promises to continue to provide Confidential Information to Executive during his tenure as an employee of the Company.  As long as Executive is an employee of the Company, the Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information which the Executive obtained during the Executive’s employment (whether prior to or after the Agreement Date) and shall use such Confidential Information solely in the good faith performance of his duties for the Company.  If the employment of the Executive is terminated for any reason, then, commencing with the Date of Termination and continuing perpetually thereafter, the Executive shall (a) not communicate, divulge or make available to any Person (other than the Company) any such Confidential Information, except with the prior written consent of the Company or as may be required by law or legal process, and (b) deliver promptly to the Company upon its written request any Confidential Information in his possession, including any duplicates thereof and any notes or other records the Executive has prepared with respect thereto, provided that Executive need not deliver to the Company, and may retain, one copy of any personal diaries, calendars, rolodexes or personal notes of correspondence.  If the provisions of any applicable law or the order of any court would require the Executive to disclose or otherwise make available any Confidential Information to a governmental authority or to any other third party, the Executive shall give the Company, unless it is unlawful to do so, prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

5.

Section 5.2 of the Agreement shall be, and is hereby, amended to read in its entirety as follows:

Section 5.2

Noncompetition; Nonsolicitation.  The Executive acknowledges that in the course of his employment with the Company he has become familiar, and during the course of his employment with the Company he will become familiar, with such Confidential Information, that he has developed the goodwill of the Company and will continue to be in a position to develop the goodwill of the Company, and that his services have been and will be of special, unique and extraordinary value to the Company.

Therefore, the Executive agrees that during the term of this Agreement and for a period following the Date of Termination of (i) two years if the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, and (ii) one year if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason,  the Executive will not:

(a)

directly or indirectly, engage or invest in, own, manage, operate, finance, control, or acquire an interest in, be employed by or render services to, or otherwise engage, participate in, or be associated or in any manner connected with (whether as a proprietor, partner, stockholder, member, director, officer, employee, joint venturer, investor, consultant, agent, sales representative, broker or other participant) any person engaged in or planning to become engaged in any business in competition with the Business within the Prohibited Territories;

(b)

contact any customer of the Company to solicit, divert or entice away the business of such customer, or otherwise disrupt the relationship between such customer and the Company;

(c)

solicit, induce, influence or attempt to influence any supplier, lessor, lessee, licensor, partner, joint venturer, potential acquiree or any other person who has a business relationship with the Company, or who on the Date of Termination is engaged in discussions or negotiations to enter into a business relationship with the Company, to discontinue, reduce or limit the extent of such relationship with any of the Companies; or

(d)

make contact with any employee of the Company for the purpose of soliciting such employee for hire, whether as an employee, independent contractor, consultant or otherwise, or otherwise disrupting such employee’s relationship with the Company.

The Executive agrees that he will, at any time prior to the Date of Termination, and at the Company’s request, promptly execute any amendment or modification of the Prohibited Territories (by amending Appendix B) that is necessary to reflect the appropriate jurisdictions,  including, without limitation, to add any additional jurisdictions where the Company engages in business in the future.  All references to Appendix B in this Agreement shall be deemed to refer to Appendix B as so amended or modified.

The Executive agrees that: (i) the covenants and agreements set forth in this  Section 5.2 are reasonable both in scope of geographical area and duration, (ii) the Company would not have entered into this

Agreement but for such covenants of the Executive, (iii) such covenants have been made in order to induce the  Company to enter into this Agreement, and (iv) such covenants and agreements are reasonable and necessary for the protection of the Confidential Information, assets, goodwill and business acquired by the Company.  To the extent permitted by applicable law, Executive covenants and agrees not to institute, maintain, prosecute or in any way aid in the institution, maintenance or prosecution of any lawsuit, action, claim, arbitration or other proceeding against the Company or any of its Affiliates with respect to the enforceability of the covenants contained in this Section 5.2 and Executive hereby irrevocably waives all defenses otherwise available to the Executive with respect to the strict enforcement of such covenants and agreements by the Company.

6.

Section 5.4 of the Agreement shall be, and is hereby, amended to read in its entirety as follows:

Section 5.4

Governing Law of this Article 5; Consent to Jurisdiction.

(a)

Any dispute regarding the reasonableness of the covenants and agreements set forth in this Article 5 or the territorial scope or duration thereof or the remedies available to the Company upon any breach of such covenants and agreements, shall be governed by and interpreted in accordance with the laws of Texas.  The parties agree that it is their mutual intent that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect, and, to the extent permitted by applicable law, the parties waive any provision of applicable law that would render any provision of Article 5 invalid or unenforceable.

(b)

The Executive expressly, knowingly and voluntarily agrees that the covenants and agreements of Section 5.2 will be governed by and interpreted in accordance with the laws of Texas, and the Executive expressly, knowingly and voluntarily consents to jurisdiction in state or federal court in Harris County, Texas, for any disputes arising out of or related to the covenants and agreements set forth in Section 5.2.

7.

Appendix B to the Agreement shall be, and is hereby, amended to read in its entirety as Appendix B attached to this Amendment.

8.

All capitalized but undefined terms used herein shall have the same meanings given to such terms as in the Agreement.

9.

Except as amended by this Amendment, the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Company and the Executive have caused this Amendment to be executed as of the Effective Date.

COMPANY:

CAL DIVE INTERNATIONAL, INC.

By:	/s/ Quinn J. Hébert
Quinn J. Hébert President and Chief Executive Officer

EXECUTIVE:

/s/ Lisa M. Buchanan
Lisa M. Buchanan

Appendix B

JURISDICTIONS

The State of Texas, USA

The State of Mississippi, USA

The State of Alabama, USA

The following parishes in the state of Louisiana, USA:

Cameron

Vermilion

Lafayette

Iberia

St. Mary

Terrebonne

Lafourche

Jefferson

Plaquemines

St. Bernard

Orleans

Mexico

Singapore

Australia

U.A.E.

Indonesia

Malaysia

B-1